EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ANDOVER MEDICAL, INC.

ANDOVER MEDICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  Reverse Stock Split. Effective the close of business on July 25, 2013, the outstanding shares common stock of the Company, par value $0.001 per share, shall be reverse split at the rate of one (1) share for each 39 (thirty nine) shares outstanding with fractional shares rounded up to the nearest whole share, and there shall be no reduction of capital by reason of this amendment.

SECOND:   The Amendment to the Certificate of Incorporation herein has been adopted by resolutions of the Board of Directors and written consent of the majority of the shareholders of the Corporation, and the Amendment was properly approved and adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 25th day of July, 2013.

By:	/s/ Robert Seguso
Name:	Robert Seguso
Title:	President